UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 10, 2011

CONVERTED ORGANICS INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33304	204075963
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

137A LEWIS WHARF, BOSTON, Massachusetts		02110
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-624-0111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2011, we entered into an agreement with South Canyon Waste Systems, LLC ("Waste Systems") to operate an industrial wastewater facility on the South Canyon Landfill (the "Landfill") located in Glenville, Colorado (the "Facility") (the "Agreement"). The Agreement states that we will purchase, operate and maintain a 12,000 gpd LM-HT™ Concentrator Model 12K-WB waste water concentrator, an enhanced misting system in connection with pond evaporation, a wood burner and related equipment (the "Equipment") from Waste Systems, in return for which Waste Systems will pay Converted Organics 100% (less certain agreed upon reimbursements and deductions as listed in the Agreement and described below) of all payments received from the owner of the Landfill, Glenwood Springs Landfill Enterprise ("Enterprise") that are paid pursuant to an operations management agreement between Enterprise and Waste Systems dated June 1, 2009 (the "Enterprise and Waste Systems Agreement"). Such reimbursements and deductions of payments to Converted Organics include and are limited to (a) the initial sum of $5,616.00 per month to reimburse Waste Systems for the cost of labor to operate the Equipment; (b) The initial sum of $3,333.33 per month for marketing services provided by Waste Systems to bring water waste into the Landfill; (c) A sum equal to all costs of repair and maintenance, laboratory supplies, third-party laboratory testing, and miscellaneous expenses incurred by Waste Systems in servicing, operating, maintaining and repairing the Equipment, however not including those costs associated with the initial testing of the Equipment that is required for the final permit; (d) The sum of $833.00 per month for use of the existing employee building and the existing maintenance building on the Landfill; (e) The initial cost of all thermal energy required to power the concentrator at the rate of $2.20 per MMBtu; (f) A sum equal to all costs of all utilities used in the operation, maintenance and repair of the Equipment and operation of the Facility, except any costs covered by applicable warranty(ies); and (g) Any and all sales taxes, use or similar taxes, if any, payable in connection with the payments from Waste Systems to Converted Organics. In addition, Converted Organics shall be entitled to all applicable carbon credits and waste heat credits that may be generated from the operation of the Equipment.

Pursuant to the Agreement, Converted Organics will purchase the Equipment for $1.6 million (the "Purchase Price") payable in three scheduled payments as follows: $600,000 due upon receipt of the initial permit expected to be on or about January 17, 2011; $500,000 due April 1, 2011; $500,000 due July 1, 2011 or such later date as the final air permit is issued. Title to the Equipment will pass to Converted Organics immediately following full payment by Converted Organics to Waste Systems of the Purchase Price.

Pursuant to the Agreement, Waste Systems will operate the Equipment on the Facility on behalf of Converted Organics. The Facility will process 15,000 gallons of wastewater daily and will use Converted Organics' exclusively licensed flex-fuel™ system by deriving waste heat from biomass (wood waste). The term of the Agreement begins January 10, 2011 and will continue until the expiration or earlier termination of the Enterprise and Waste Systems Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated January 10, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERTED ORGANICS INC.

January 13, 2011	By:	/s/ Edward J. Gildea

Name: Edward J. Gildea
Title: President and CEO

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 10, 2011